Exhibit 10.6

TERMS OF PERFORMANCE SHARE UNIT AWARDS

1.	Generally. This document sets forth the terms and conditions under which an award (an “Award”) of phantom Performance Share units representing Ferro Common Stock (“Performance Share Units”) is made under paragraph 4(d) of the 2013 Omnibus Incentive Plan (the “Plan”), which was approved by Ferro Corporation shareholders on April 30, 2010. (The recipient of an Award is called the “Performance Share Unit Recipient” below. The term “Ferro” below includes Ferro Corporation and its subsidiaries and affiliated companies.)

2.	Precedence of the Plan. The terms of this document are subject to the terms and conditions of the Plan. If there is any inconsistency between this document and the Plan, then the Plan, and not this document, will govern. The Compensation Committee of the Board of Directors or such other committee as the Board may from time to time designate (the “Committee”); administers awards under the Plan and has the authority to determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted under this Plan. In this capacity, the Committee also has the authority to construe and interpret the provisions of the Plan and all awards under the Plan and to establish, amend, and rescind rules and regulations for the administration of the Plan, all of which will be binding on the Performance Share Unit Recipient.

3.	Basic Award Terms. The name of the Performance Share Unit Recipient, the date of the Award, the number of Performance Share Units being awarded, the period over which the Performance Share Units will mature (the “Performance Period”), and the targets which must be achieved in order to earn the Performance Share Units (the “Performance Targets”) are set forth separately in an award letter from Ferro to the Performance Share Unit Recipient which refers expressly to this document.

4.	Performance Share Units. The Performance Share Units are phantom shares of Ferro Common Stock that will be converted into shares of Ferro Common Stock at the end of the Performance Period if Performance Targets have been met (as further explained below). The Performance Share Units are subject to forfeiture if the Performance Targets have not been achieved at the end of the Performance Period. During the Performance Period the Performance Share Unit Recipient will not be entitled to any rights as a shareholder, including voting rights or dividends, with respect to the Performance Share Units.

5.	Performance Targets. The Committee establishes the Performance Targets that apply to the Award and such Performance Targets will be evidenced in writing and incorporated by reference herein. When determining whether Performance Targets have been attained, the Committee will have the discretion to make adjustments to take into account extraordinary or nonrecurring items or events, or unusual nonrecurring gains or losses identified in Ferro’s financial statements, provided such adjustments are (to the extent applicable) made in a manner consistent with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Awards of Performance Shares made to Participants subject to Section 162(m) of the Code are intended to qualify under Section 162(m) and the Committee will interpret the terms of such Awards in a manner consistent with that intent to the extent appropriate.

6.	Conversion. As soon as practicable after (a) Ferro’s independent auditors have issued their report on Ferro’s financial results for the Performance Period, and (b) the Committee has certified the achievement levels, Ferro will calculate and deliver to the Performance Share Recipient the value of the Award. The value of the Award will be determined by multiplying (x) the number of Performance Share Units covered by the Award times (y) a Conversion Rate set forth in the award letter times (z) the average closing price for Ferro Common Stock during the first ten calendar days of the last month of the Performance Period. Any Performance Share Units not converted will be forfeited.

7.	Payment. Ferro will pay one-half of the value of the Award in nonforfeitable shares of Ferro Common Stock and the remaining one-half in cash. Any fractional share will be rounded down to the nearest whole number.

8.	Retirement. If a Performance Share Unit Recipient is deemed by the Company to be terminating his or her employment as a direct result of his or her retirement from the Company at a time when he or she is age 55 or older and has 10 or more years of service during the Performance Period, then the Performance Share Unit Recipient will remain eligible to receive a prorated payment in respect of the Award at the end of the Performance Period. The prorated payment will be measured by a fraction the numerator of which is the number of full calendar months in the Performance Period prior to the Performance Share Unit Recipient’s retirement and the denominator of which is the number of full calendar months in the Performance Period.

9.	Disability. If a Performance Share Unit Recipient’s employment terminates due to the Performance Share Unit Recipient’s total and permanent disability during the Performance Period, then the Performance Share Unit Recipient will remain eligible to receive a prorated payment in respect of the Award at the end of the Performance Period. The prorated payment will be measured by a fraction the numerator of which is the number of full calendar months in the Performance Period prior to Performance Share Unit Recipient’s termination of employment and the denominator of which is the number of full calendar months in the Performance Period.

10.	Death. If a Performance Share Unit Recipient dies while employed by the Company during a Performance Period, then the person who is entitled by will or the applicable laws of descent and distribution will be eligible to receive a prorated payment in respect of the Award at the end of the Performance Period. The prorated payment will be measured by a fraction the numerator of which is the number of full calendar months in the Performance Period prior to Performance Share Unit Recipient’s death and the denominator of which is the number of full calendar months in the Performance Period. In the case of a Performance Share Unit Recipient who is not employed by the Company at the time of death, the person who is entitled by will or the applicable laws of descent and distribution will be eligible to receive a payment in respect of the Award at the end of the Performance Period to the extent that the Performance Share Unit Recipient would have been entitled to the same immediately before his or her death.

11.	Change of Control. In the event of a “Change of Control” (as defined in an applicable Change in Control agreement or, if the Performance Share Unit Recipient is not a party to a Change in Control agreement, the Plan), the Performance Share Units will be governed by the Change in Control agreement entered into by and between the Performance Share Unit Recipient, including the definition of Change in Control, if applicable. If the Performance Share Unit Recipient is not party to a Change in Control agreement, the provisions of Section 9 of the Plan shall apply to this Award.

12.	Other Termination of Employment. If the Performance Share Unit Recipient’s employment with the Company terminates before the end of the Performance Period for any reason other than those stated in clauses 8-11 above, then all of the Performance Share Units will be forfeited and the Performance Share Unit Recipient will not be eligible to receive any payment in respect of the Award at the end of the Performance Period.

13.	Legal Restrictions on Issuance of Shares. No shares of Ferro Common Stock will be issued in respect of an Award if and to the extent such issuance would violate:

A.	Any applicable state securities law;

B.	Any applicable registration or other requirements under the Securities Act of 1933 (the “1933 Act”), as amended, the Securities Exchange Act of 1934, as amended, or the listing requirements of any stock exchange; or

C.	Any applicable legal requirement of any other government authority.

Ferro will make reasonable efforts to comply with the foregoing laws and requirements so as to permit the issuance of shares of Ferro Common Stock in respect of Awards. Furthermore, if a Registration Statement with respect to the shares to be issued in respect of an Award is not in effect or if counsel for Ferro deems it necessary or desirable in order to avoid possible violation of the 1933 Act, then Ferro may require, as a condition to its issuance and delivery of certificates for the shares, the delivery to Ferro of a commitment in writing by the person to whom the shares are being issued that at the time of such exercise it is his or her intention to acquire such shares for his or her own account for investment only and not with a view to, or for resale in connection with, the distribution thereof; that such person understands the shares may be “restricted securities” as defined in Rule 144 of the Securities and Exchange Commission; and that any resale, transfer or other disposition of said shares will be accomplished only in compliance with Rule 144, the 1933 Act, or the other Rules and Regulations there under. Ferro may place on the certificates evidencing such shares an appropriate legend reflecting the aforesaid commitment and the Company may refuse to permit transfer of such certificates until it has been furnished evidence satisfactory to it that no violation of the 1933 Act or the Rules and Regulations there under would be involved in such transfer.

14.	Forfeiture. The Performance Share Unit Recipient will forfeit his or her Performance Share Units if, during the Performance Period, he or she —

A.	Directly or indirectly, engages in, or assists or has a material ownership interest in, or acts as agent, advisor or consultant of, for, or to any person, firm, partnership, corporation or other entity that is engaged in the manufacture or sale of any products manufactured or sold by Ferro or any products that are logical extensions, on a manufacturing or technological basis, of such products;

B.	Discloses to any person any proprietary or confidential business information concerning Ferro or any Ferro officers, Directors, employees, agents, or representatives which the Performance Share Participant obtained or which came to his or her attention during the course of his or her employment with Ferro;

C.	Takes any action likely to disparage or have an adverse effect on Ferro, its subsidiaries, or affiliates or any of Ferro’s officers, Directors, employees, agents, or representatives;

D.	Induces or attempts to induce any Ferro employee to leave the employ of Ferro or otherwise interferes with the relationship between Ferro and any of Ferro’s employees, or hires or assists in the hiring of any person who was a Ferro employee, or solicits, diverts or otherwise attempts to take away any customers, suppliers, or co-venturers of Ferro, either on the Performance Share Recipient’s own behalf or on behalf of any other person or entity; or

E.	Otherwise performs any act or engages in any activity which in the opinion of the Committee is inimical to the best interests of Ferro.

15.	Clawback Policy. The Performance Share Units, cash delivered or Common Stock issued upon conversion of the Award and any proceeds from the sale of such Common Stock will be subject to any Ferro policy relating to recovery of incentive-based compensation that is, or may be, adopted by the Board of Directors or a committee thereof.

16.	Taxes Withholding. All amounts paid to or on behalf of the Performance Share Unit Recipient in respect of settlement of Performance Share Units will be subject to withholding as required by law.

17.	Transferability. No Performance Share Units are transferable by the Performance Share Unit Recipient other than by will or by the laws of descent and distribution, and is exercisable during the lifetime of the Performance Share Unit Recipient.

18.	Adjustments on Changes in Capitalization. If at any time before the end of the Performance Period, the shares of Ferro Common Stock are changed or Ferro makes an “extraordinary distribution” or effects a “pro rata repurchase” of Common Stock as described in paragraph 7 of the Plan or takes any other action described in that paragraph, then the shares of Common Stock issuable in respect of an Award will be appropriately adjusted as provided in such paragraph.

19.	Employment at Will. Nothing in this grant of Performance Share Units affects in any way the Performance Share Unit Recipient’s status as an employee at will of Ferro.